Exhibit 10.3

Crimson Exploration Inc.

Crimson Long-Term Incentive Plan

Eligibility.

All employees are eligible to participate in the Crimson Long-Term Incentive Plan (the “LTIP”). To be eligible, employees must be employed by Crimson Exploration Inc. (the “Company”) or one of its wholly owned subsidiaries at the time the final LTIP awards are paid.

Plan Details.

The LTIP bonus awards will be paid half in the form of restricted common stock and half in the form of stock options (the “Stock Awards”). The Stock Awards will vest 25% per year, over the first through fourth anniversaries from the date of grant, at which time 100% of all Stock Awards will be vested. The number of shares of restricted common stock and the number of shares underlying the stock options to be granted as Stock Awards will be determined based upon the fair market value of the common stock on the date of the grants in the first quarter of the following year.

Under the LTIP, each employee may receive a bonus award equal to a percentage of such employee’s base salary, with such percentage being determined by the Company’s performance relative to specific targeted performance measures.

The targeted performance measures under the LTIP are based on the following five categories:

•	the amount of annual production
•	the amount of “EBITDAX”[1]
•	the percentage of reserve replacement
•	the amount of total F&D2 cost; and
•	the percentage of ROIC[3]

The Compensation Committee sets the minimum, target and maximum levels for each of these categories for each fiscal year.

Under the LTIP, for all employees, each category comprises 20% of the bonus award. When the Company’s performance with regards to a category falls between the minimum and the target amounts or between the target and maximum amounts, the bonus award will be a prorated accordingly.

The fair value of the stock options to be awarded as part of the LTIP will be determined through use of the Black-Scholes valuation model. The Stock Awards granted pursuant to the LTIP will be granted under the existing amended and restated 2005 Stock Option Plan.

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1 Earnings Before Interest, Tax, Depreciation, Depletion, Amortization and Exploration Expenses

2 Finding & Development Costs

3 Return on Invested Capital